Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

August 16, 2018

HealthLynked Corp.

1726 Medical Blvd Suite 101

Naples, FL 34110

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for HealthLynked Corp., a Nevada corporation (the “Company”), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of 33,000,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), including 3,900,000 shares of Common Stock (the “Shares”) and an aggregate of 29,100,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants to purchase shares of Common Stock (the “Warrants”) issued to the selling stockholders. This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares and the Warrant Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, as of the date hereof, the issue and sale of the Shares and Warrant Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws. This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as may be amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares and Warrant Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC.

Very truly yours, /s/ Sheppard, Mullin, Richter & Hampton, LLP Sheppard, Mullin, Richter & Hampton, LLP